Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statements (Form S-3 Nos. 333-256090 and 333-281141) of Emcore Corporation, and
(2) Registration Statements (Form S-8 Nos. 333-171929, 333-175777, 333-185699, 333-197179, 333-211912,
333-217799, 333-230709, 333-261493, 333-264752, 333-266726, 333-270494 and 333-278486) of Emcore
Corporation;

of our report dated January 14, 2025, with respect to the consolidated financial statements of Emcore Corporation and subsidiaries included in this Annual Report (Form 10-K) of Emcore Corporation for the year ended September 30, 2024. Our audit report includes an explanatory paragraph relating to Emcore Corporation’s ability to continue as a going concern.

/s/ CohnReznick LLP

Melville, New York
January 14, 2025